UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 13, 2019

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Brooklyn NY 11201	11201
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2019, Overlook Investments, LLC (“Overlook”), whose managing member is Ali Zamani, who is a director of the Company and a nominee for election as a director, loaned $200,000 to the Company under a loan agreement (“Loan Agreement”).  The loan is unsecured.  There is no interest rate specified in the Loan Agreement.  The Company is to pay Overlook $250,000.

The context and additional terms of the Loan Agreement are as follows.  The Company has an agreement (“Original Agreement”) with Tintic Copper and Gold, Inc. (“Tintic”). The Original Agreement relates to an exploration license to explore for, and an option to purchase rights to, Metallic Minerals (as defined) at the Company’s Dragon Mine mine site.  Under the Original Agreement, both the license to explore and the option to purchase, which expire on December 21, 2027, will continue until the expiration date as long as Tintic continues to make annual payments to the Company of $250,000 (“Annual Payments”) on or before December 21st of each year.

The Company is negotiating an amendment to the Original Agreement (“First Amendment”) whereby payment of the 2019 Annual Payment would be advanced from December 21, 2019 so that it would be paid five days after the First Amendment is executed and delivered, the 2020 Annual Payment would be advanced from December 21, 2020 to February 15, 2020 and the purchase price of the option would be increased from $3 million to $4 million. In exchange, the Company would give up a 5% net profits interest from the Dragon Mine mine site and the right to convert $2 million of the net profits interest into stock up to 2% of the value of a to-be-formed entity holding exploration rights and purchase options with respect to the Dragon Mine mine site and presumably other nearby mine sites (the other mine sites and the terms of any agreements with other parties are unknown to the Company).

Under the terms of the Loan Agreement, if the First Amendment is not executed and delivered so that the Original Agreement remains operative, the Company will direct Tintic to pay the $250,000 due the Company on December 21, 2019 to Overlook.  If the First Amendment is executed and delivered, the Company will direct Tintic to pay the $250,000 due the Company on February 15, 2020 to Overlook.

If the Original Agreement or the First Amendment is terminated and the entire $250,000 is not paid by Tintic to Overlook, (i) Overlook would remain an unsecured creditor with respect to any unpaid amount and such debt will mature on the earlier of a change of control (as defined) and certain bankruptcy events and (ii) at Overlook’s option, the Company and Overlook would enter into an agreement substantially similar to the Original Agreement or the First Amendment, as the case may be, except that such new agreement would terminate in 2030, not 2027 and the $250,000 annual payments will not begin until on or around December 21, 2022.

The decision of the Board to approve the Loan Agreement and to approve the proposed terms of the First Amendment was unanimous, with Mr. Zamani not participating in the deliberations. In connection with the First Amendment, the Board did not ascribe any significant value to the net profits interest or the right to convert part of the net profits interest into stock.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	November 18, 2019	/s/ Christopher T. Carney
Chief Financial Officer